Exhibit 5.1

November 1, 2011

Wave Systems Corp.

480 Pleasant Street

Lee, Massachusetts 01238

Re:                Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Wave Systems Corp., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on November 1, 2011, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 5,267,374 shares of Class A common stock, par value $0.01 per share (the “Shares”), which are held by the selling stockholders named in the Registration Statement.

We have examined copies of the Restated Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, the Registration Statement, all resolutions adopted by the Company’s Board of Directors, and other records and documents that we have deemed necessary or advisable for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents.  We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing such documents.

We have made such examination of law as we have deemed necessary for the purpose of this opinion.  This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and any rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP